Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated July 27, 2007 relating to the consolidated financial statements and the related financial statement schedule of VisionChina Media Inc. appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Our Summary Condensed Consolidated Financial and Operating Data”, “Selected Condensed Consolidated Financial Data” and “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Shenzhen, China
December 5, 2007